Exhibit 10.1

EXECUTION VERSION

Date 2 November 2015

THE UK MEMBERS

(AS DEFINED HEREIN)

VISA INC.

VISA EUROPE LIMITED

LOSS SHARING AGREEMENT

Macfarlanes LLP

20 Cursitor Street

London EC4A 1LT

CONTENTS

Clause		Page
1	Definitions and interpretation	3
2	Conditions and termination	8
3	Indemnity	9
4	Limitations on liability	10
5	Litigation management	11
6	Claim process	11
7	Payments	11
8	Confidentiality	12
9	Notices	13
10	Authority	15
11	Entire agreement and effect on other potential claims	16
12	Miscellaneous	17
13	Governing law and jurisdiction	21

Schedule
1	The UK Members
2	Form of waiver and release
3	Form of deed of adherence

Appendices
A	Form of LM Deed
B	Form of UK&I Certificate of Designations
C	VE Member Representative Term Sheet
D	Form of Class A Equivalent Preferred Stock CoD

DATE	2 November 2015

PARTIES

1	THE PERSONS whose names and registered offices are listed in schedule 1 (each a “UK Member” and, together, the “UK Members”);

2	VISA INC., a company incorporated under the laws of the State of Delaware (“Visa Inc.”); and

3	VISA EUROPE LIMITED (company number 05139966), a company incorporated under the laws of England and Wales, whose registered office is at 1 Sheldon Square, London W2 6TT (“Visa Europe”).

RECITALS

A

In connection with the proposed acquisition by Visa Inc. (or its Affiliate) of the entire issued and outstanding share capital of Visa Europe (the “Transaction”) announced on or around the date of this Deed, the UK Members (or their respective Affiliate(s) or nominee(s)) will, in addition to other consideration payable in connection therewith, be issued UK&I Preferred Stock by Visa Inc. The terms of the UK&I Preferred Stock include provisions effecting a reduction in the rate at which UK&I Preferred Stock is eligible for conversion (in accordance with the terms of the UK&I Preferred Stock) into Class A Common Stock or Class A Equivalent Preferred Stock of Visa Inc. (each a “UK&I Conversion Rate Reduction”) to reflect all or part of relevant Covered Losses suffered by Visa Group Members.

B

As such, the total aggregate value of Class A Common Stock or Class A Equivalent Preferred Stock that the UK&I Preferred Stock can be partially converted into from time to time may decrease if, as a result of UK Covered Losses, one or more UK&I Conversion Rate Reductions take place.

C

In connection with the Transaction, the UK Members have also agreed that, pursuant to this Deed, they will each provide specific covenants in respect of UK Covered Losses where: (i) UK Covered Losses exceed an amount in pounds sterling (calculated in accordance with clause 1.6 as at the date of Closing) equal to €1,000,000,000 (one billion Euros) in aggregate; or (ii) the Class A Common Equivalent Number has been reduced to zero pursuant to one or more UK&I Conversion Rate Reductions (regardless of whether the Covered Losses giving rise to such adjustment related to UK Domestic Covered Claims, Intra-Regional Covered Claims or Inter-Regional Covered Claims).

D

The Parties have agreed to enter into this Deed to effect the provision of such specific covenants by the UK Members and to apportion any liability under this Deed in respect of UK Covered Losses between the UK Members.

AGREEMENT

1	Definitions and interpretation

1.1	In this Deed the following words shall have the following meanings:

Affiliate: in relation to a Person, any Person directly or indirectly Controlling, Controlled by or under direct or indirect common Control with that Person and, in respect of any UK Member, any Subsidiary Undertaking or Parent Undertaking of that UK Member, or any Subsidiary Undertaking of any such Parent Undertaking of that UK Member, but shall not, for the avoidance of doubt, include (i) in respect of the Visa Group Members, any UK Member or any shareholder of Visa Inc., and (ii) in respect of any UK Member, any Visa Group Member;

Alternative Loss Sharing Agreement: has the meaning given in clause 10.3;

Business Day: any day (i) other than a Saturday, Sunday or any other day which is a public or federal holiday, or 1 May in any given year, and (ii) on which banks are open for the transaction of normal banking business, in each of London (United Kingdom), New York City (USA) and Foster City, California (USA);

Cash Consideration: means the cash sum of eleven billion and five hundred million Euros (€11,500,000,000) payable by the Purchaser on Closing;

Claim Notice: has the meaning given in clause 6.2;

Class A Common Equivalent Number: has the meaning given in the UK&I Certificate of Designations;

Class A Common Stock: means the Class A common stock of Visa Inc. with a par value of $0.0001 per share;

Class A Equivalent Preferred Stock: means the Series A convertible participating preferred stock of Visa Inc. with a par value of $0.0001 per share;

Class A Equivalent Preferred Stock CoD: the certificate of designations of Class A equivalent preferred stock of Visa Inc. pursuant to section 151 of the General Corporation Law of the State of Delaware, in the form set out in Appendix D (subject to any changes (i) prior to Closing in accordance with clause 12.12.3 or (ii) after filing with the Secretary of State of the State of Delaware, made in accordance with Delaware law);

Closing: means the closing of the Transaction pursuant to the terms of the Transaction Agreement;

Conditions: the conditions set out in clause 2.1.1 and clause 2.1.2;

Contribution Claim: a claim for a contribution or indemnity in any jurisdiction, whether pursuant to sections 1 and 2(2) Civil Liability (Contribution) Act 1978 or any equivalent or analogous provision or rule of any other applicable law;

Control: in relation to a Person, the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise (and “Controlled” and “Controlling” shall be construed accordingly);

Covered Claims: has the meaning given in the LM Deed, provided that references therein to the Covered Period shall be to the Covered Period as defined in this Deed;

Covered Losses: has the meaning given in the LM Deed;

Covered Period: means the period prior to the Closing;

Domestic Covered Claims: has the meaning given in the LM Deed;

Domestic MIF: has the meaning given in the LM Deed;

Domestic Transaction: has the meaning given in the LM Deed;

Entire UK Membership: all VE Members whose shares are transferred to the Purchaser pursuant to the Transaction, who are headquartered or principally domiciled in the United Kingdom;

Governmental Authority: any (i) regional, federal, state, provincial, local, foreign or international government, governmental or quasi-governmental authority, regulatory authority or administrative agency; (ii) governmental commission, department, board, bureau, agency or instrumentality; (iii) court, tribunal, arbitrator, arbitral body (public or private) or self-regulatory organisation; or (iv) political sub-division of any of the foregoing;

Indemnity Cap: in respect of each UK Member, the amount (converted into pounds sterling at Closing in accordance with clause 1.6, as notified to each UK Member in accordance with clause 1.7.3) of the UK Members’ Up-front Cash Consideration which that UK Member receives on Closing;

Indemnity Proportion: means, in relation to a UK Member, a percentage amount equal to A (rounded to the nearest sixth decimal) where:

A = (B / C) x 100

and where:

B	is the relevant UK Member’s Indemnity Cap; and

C	is an amount equal to the aggregate Cash Consideration received by the Entire UK Membership converted into pounds sterling as at the date of Closing in accordance with clause 1.6;

Inter-Regional Covered Claims: has the meaning given in the LM Deed;

Intra-Regional Covered Claims: has the meaning given in the LM Deed;

LCIA: the London Court of International Arbitration;

LM Deed: the litigation management deed to be entered into between Visa Inc., the VE Member Representative, the LMC Appointing Members, the UK&I DCC Appointing Members and the Europe DCC Appointing Members (as defined therein) in the form set out in Appendix A (subject to any changes in accordance with clause 12.12.1) on or prior to Closing;

LMC: has the meaning given in the LM Deed;

LMC Appointing Member: has the meaning given in the LM Deed;

Membership Documents: the articles of association of Visa Europe, the Membership Regulations, the Operating Regulations and the Visa Europe fees guide and any other relevant membership documents that may be in place from time to time following Closing;

Membership Regulations: the membership regulations of Visa Europe as in force from time to time;

Membership Regulations Indemnity: means the indemnity set out in paragraph 11.4 of Part A of the Membership Regulations in force on the date of this Deed;

Operating Regulations: the operating regulations of Visa Europe as in force from time to time;

Operating Regulations Indemnity: the indemnity set out in Section 1.11.A.2 of the Operating Regulations in force on the date of this Deed;

Option Agreement: the put-call option agreement between Visa Inc. and Visa Europe (on behalf of VE Members) dated 1 October 2007 as amended by the parties thereto on or around the date of this Deed;

Option Amendment: the amendment agreement amending the Option Agreement in connection with the Transaction between Visa Inc. and (on behalf of the VE Members), VE, dated on or about the date of this Deed;

Parent Undertaking: has the meaning given in section 1162 of the Companies Act 2006;

Parties: the parties to this Deed from time to time (including, where the Purchaser is not Visa Inc. and has executed a deed of adherence as described in clause 1.8.1, the Purchaser) and “Party” means any one of them;

Person: any natural person, general partnership, limited partnership, limited liability partnership, limited company, joint venture, firm, corporation, association, incorporated organisation, unincorporated organisation, trust or other enterprise, or any Governmental Authority;

Potential Claim: has the meaning given in clause 4.5.2;

Pre-Interest Contingent Amount: has the meaning given in the Transaction Agreement;

Principal Member: has the meaning given in the Operating Regulations;

Purchaser: the purchaser of Visa Europe pursuant to the Transaction, being Visa Inc. or its designated Affiliate;

Representative: with respect to any Person, such Person’s directors, officers and employees;

Rules: has the meaning given in clause 13.2;

Subsidiary Undertaking: has the meaning given in section 1162 of the Companies Act 2006;

Transaction: has the meaning given in Recital A;

Transaction Agreement: the transaction agreement entered into on or around the date of this Deed between Visa Inc. and Visa Europe, as amended between such parties from time to time;

Transfer: has the meaning given in clause 12.2.1;

UK Covered Loss Allocation Date: the date on which a Covered Loss has been finally allocated as a UK Covered Loss in accordance with clause 13.3 and/or clause 21.2 (as applicable) of the LM Deed;

UK Covered Losses: Covered Losses that have been finally allocated in accordance with clause 13.3 and/or clause 21.2 (as applicable) of the LM Deed as arising out of, or resulting from, a UK Domestic Covered Claim;

UK Domestic Covered Claims: such part of any Domestic Covered Claims as involves, concerns or relates to any of the Domestic MIFs applicable to Domestic Transactions in the United Kingdom or where the measure of alleged injury, damage or loss is based in whole or in part on the level of Domestic MIFs applicable to Domestic Transactions in the United Kingdom;

UK Members’ Representative: the VE Member Representative, or such other Person as the VE Member Representative may notify to the Purchaser from time to time in accordance with clause 1.9;

UK Members’ Up-front Cash Consideration: an amount equal to the aggregate amount of Cash Consideration which the UK Members receive on Closing;

UK&I Certificate of Designations: the certificate of designations of Series B convertible participating preferred stock of Visa Inc. pursuant to section 151 of the General Corporation Law of the State of Delaware, in the form set out in Appendix B (subject to any changes (i) prior to Closing in accordance with clause 12.12.2 or (ii) after filing with the Secretary of State of the State of Delaware, made in accordance with Delaware law);

UK&I Conversion Rate Reduction: has the meaning given in Recital A;

UK&I DCC: has the meaning given in the LM Deed;

UK&I DCC Appointing Member: has the meaning given in the LM Deed;

UK&I Preferred Stock: the Series B convertible participating preferred stock of Visa Inc. with a par value of $0.0001 per share to be issued pursuant to the Transaction and the UK&I Certificate of Designations;

VE Member Representative: has the meaning given in the LM Deed;

VE Member Representative Term Sheet: the term sheet set out at Appendix C (subject to any changes in accordance with clause 12.12.3), detailing the framework for the establishment of the VE Member Representative prior to Closing;

VE Members: the shareholders of Visa Europe immediately prior to Closing;

Visa Group Members: means: (i) each of Visa Inc., Visa Europe, the Purchaser and any of their respective Affiliates from time to time, and any of their respective Representatives; and (ii) Visa UK, except for the purposes of clause 10.3, which shall not apply in respect of Visa UK unless and until it becomes an Affiliate of Visa Inc. (each a “Visa Group Member”); and

Visa UK: a company incorporated under the laws of England and Wales, with company number 02744892, whose registered office is at 1 Sheldon Square, London W2 6TT.

1.2	In the interpretation of this Deed, unless the context otherwise requires:

1.2.1	clause and other headings are for reference only and do not affect the interpretation of this Deed;

1.2.2	references to clauses are to clauses of this Deed;

1.2.3	the singular shall include the plural and vice versa;

1.2.4	references to this “Deed” are to this loss sharing agreement, which has been entered into by the Parties as a deed on the date set out at its head;

1.2.5	references to a statutory provision include that provision as from time to time modified or re-enacted; and

1.2.6	references to the word “including” and words of similar import when used in this Deed shall mean “including without limitation” unless otherwise specified.

1.3

For the purposes of this Deed, no claim, demand, action, cause of action, set-off, right, suit, arbitration, inquiry, proceeding or investigation shall fall within the definition of Domestic Covered Claims or UK Domestic Covered Claims if it does not also fall within the definition of Covered Claims.

1.4

In the event that any provision of this Deed conflicts or is otherwise inconsistent with the Transaction Agreement or any other agreement referred to herein, the provisions of this Deed shall take precedence as between the Parties.

1.5	The obligations of the UK Members under this Deed are several and not joint or joint and several.

1.6

For the purposes of this Deed, where it is necessary to convert amounts denominated in one currency into another currency, the rate of exchange to be used in converting such amounts shall be based on the average of the applicable exchange rate reported by Bloomberg at 5.00 p.m. New York time on each day during the ten (10) trading-day period ending on the last trading day preceding the relevant date.

1.7	Notwithstanding clause 2.1:

1.7.1

Visa Europe shall, as soon as reasonably practicable and in any event before the date 15 Business Days prior to the anticipated date of Closing, provide to Visa Inc.: (i) a schedule, in a format similar to schedule 1, with extra columns showing (opposite each UK Member’s name) the amount (in Euros) of Cash Consideration which each UK Member will receive on Closing; (ii) written confirmation of the aggregate amount (in Euros) of Cash Consideration which the UK Members will receive on Closing; and (iii) details of a postal service address, for the purposes of this Deed, of the VE Member Representative;

1.7.2

Visa Europe shall, as soon as reasonably practicable and in any event before the date 15 Business Days prior to the anticipated date of Closing, provide to each UK Member a schedule showing: (i) the amount (in Euros) of Cash Consideration which that UK Member will receive on Closing; (ii) written confirmation of the aggregate amount (in Euros) of Cash Consideration which the UK Members will receive on Closing; and (iii) details of a postal service address, for the purposes of this Deed, of the VE Member Representative; and

1.7.3	as soon as reasonably practicable following (and in any event within 30 Business Days of) Closing, Visa Inc. and Visa Europe shall provide to each UK Member:

1.7.3.1

an updated version of the schedule described in clause 1.7.2 in which (i) the Indemnity Cap of that UK Member and (ii) the Euro amount stated in clause 2.1.1 shall be expressed in pounds sterling (in each case calculated as at the date of Closing in accordance with clause 1.6); and

1.7.3.2	details of the full name and registered address of the Purchaser, or confirmation that the Purchaser is Visa Inc.

1.8	Notwithstanding clause 2.1, if the Purchaser:

1.8.1

is not Visa Inc., the Purchaser shall enter into a deed of adherence in the form set out in schedule 3, pursuant to which the Purchaser shall agree to be bound by the provisions of this Deed (provided that the provisions of clause 12.2 shall not apply to such adherence), and each other Party agrees that, from the date of execution of such deed of adherence:

1.8.1.1	the Purchaser shall have the rights and be subject to the obligations applicable to the Purchaser under this Deed; and

1.8.1.2

Visa Inc. shall continue to have the rights and be subject to the obligations applicable to Visa Inc. under this Deed, but shall not be entitled to the rights or subject to the obligations applicable to the Purchaser under this Deed, provided that the obligations and/or liabilities of the UK Members under this Deed shall be no greater than, and the rights of the UK Members under this Deed shall be no less than, if the Purchaser had been Visa Inc.; or

1.8.2	is Visa Inc., references in this Deed to the Purchaser shall be to Visa Inc.

1.9

Notwithstanding clause 2.1, the UK Members shall be entitled to appoint any person as the UK Members’ Representative (subject to the reasonable satisfaction of the Purchaser) by giving notice of the name and address of such person to the Purchaser. The UK Members shall procure that such notice is served on the Purchaser by the VE Member Representative and the change of the UK Members’ Representative shall take effect at 9.00 a.m. UK time on the later of:

1.9.1	the date, if any, specified in such notice as the effective date for the change; or

1.9.2	the date ten Business Days after deemed receipt of such notice in accordance with this Deed.

2	Conditions and termination

2.1

The Parties’ obligations under this Deed are conditional in all respects upon: (i) Closing having occurred; (ii) the VE Member Representative having been established in accordance with clause 12.13.1; and (iii) either:

2.1.1

the quantum of UK Covered Losses exceeding, in aggregate, an amount in pounds sterling (calculated in accordance with clause 1.6 as at the date of Closing) equal to €1,000,000,000 (one billion Euros) (in which case only the excess above such amount may be recovered under this Deed, and the UK Covered Losses up to and including such amount shall be (or have been) subject to one or more UK&I Conversion Rate Reductions); or

2.1.2

the Class A Common Equivalent Number having been reduced to zero pursuant to one or more UK&I Conversion Rate Reductions in accordance with the terms of the UK&I Preferred Stock (regardless of whether the Covered Losses giving rise to such adjustment related to Domestic Covered Claims, Intra-Regional Covered Claims or Inter-Regional Covered Claims),

with each of clause 2.1.1 and clause 2.1.2 being a “Condition” and, together, the “Conditions”.

2.2

Visa Inc. shall give written notice of either (or both) of the Conditions having been satisfied to the UK Members’ Representative within 30 Business Days of the date on which the relevant Condition(s) is satisfied.

2.3	No Claim Notice may be given under clause 6.2 until at least 30 Business Days after written notice has been given pursuant to clause 2.2.

2.4	If:

2.4.1	the Transaction Agreement is terminated in accordance with its terms (such that the Closing does not occur); or

2.4.2	both of the Conditions become incapable of satisfaction,

this Deed (except for the provisions of this clause 2.4 and of clauses 1 (Definitions and interpretation), 8 (Confidentiality), 10 (Authority), 11.1 (Entire agreement), 12 (Miscellaneous) and 13 (Governing law and jurisdiction)) shall terminate and the Parties shall, without prejudice to the rights of the Parties in respect of any breach of this Deed occurring before the termination, be released and discharged from their respective obligations under this Deed save for those which are preserved by this clause 2.4.

3	Indemnity

3.1

Subject to the fulfilment of one (or both) of the Conditions and to clause 4 (Limitations on liability), each UK Member severally covenants to pay in accordance with clause 7.1 (without setoff or counterclaim) to the Purchaser an amount equal to that UK Member’s Indemnity Proportion of any UK Covered Losses suffered or incurred by any Visa Group Member(s).

3.2

The Purchaser’s recourse (and, if Visa Inc. is not the Purchaser, Visa Inc.’s recourse), and Visa Inc. shall procure that the recourse of all Visa Group Members, against a UK Member and any of its Affiliates in respect of UK Covered Losses, shall be limited to the terms of the UK&I Preferred Stock and/or a claim under clause 3.1 of this Deed (provided that recourse under clause 3.1 shall only be available in circumstances where a Condition has been satisfied).

3.3

Without prejudice to clause 3.2, Visa Inc. agrees that no Visa Group Member shall have recourse against, and shall procure that no Visa Group Member shall seek to have recourse against, a UK Member or any of its Affiliates under the Operating Regulations Indemnity, the Membership Regulations Indemnity or any other indemnification obligations, covenants to pay or other obligations to discharge or compensate for liabilities or losses, in each case given by the UK Members or their Affiliates (or any of them) under any of the Membership Documents or otherwise, in respect of:

3.3.1	any UK Covered Losses; or

3.3.2

any Covered Losses arising from Domestic Covered Claims other than UK Domestic Covered Claims, to the extent that such Covered Losses arise as a result of the activities of such UK Member (including through an Affiliate) in the United Kingdom, provided that nothing in this clause 3.3.2 shall limit the liability of UK Members in respect of any activity (through an Affiliate or otherwise) outside of the United Kingdom.

3.4

Each UK Member undertakes to take such action and give such information and assistance as is commercially reasonable and which Visa Inc. (or the Purchaser) reasonably requests during normal business hours on any Business Day in order to avoid, dispute, resist, mitigate, settle, compromise or defend any UK Domestic Covered Claim provided that, without prejudice to any Party’s rights or obligations under the LM Deed, nothing in this clause 3.4 shall:

3.4.1

entitle Visa Inc. (or the Purchaser) to require a UK Member to do or omit to do anything in its capacity as an LMC Appointing Member or UK&I DCC Appointing Member, including to make or approve any Material Decision (as defined in the LM Deed), in relation to that UK Domestic Covered Claim; or

3.4.2	require any UK Member to do anything or omit to do anything where such action or omission would, in the reasonable opinion of the UK Member, be prejudicial:

3.4.2.1	to any of its rights under, or any defences, claims or counterclaims available to the UK Member in relation to any Covered Claim that is not a UK Domestic Covered Claim; or

3.4.2.2	in any material respect to the ability of the UK Member to conduct its business in the ordinary course or to the commercial interests or relationships of the UK Member.

3.5	Each of the UK Members and the Purchaser:

3.5.1

agrees to treat, and to cause its Affiliates to treat any payment made pursuant to this Deed as an adjustment to the consideration paid by the Purchaser pursuant to the Transaction for all tax purposes, except to the extent otherwise required by applicable law (taking into account any rules with respect to imputed or stated interest); and

3.5.2	shall, and shall cause its Affiliates to, file all relevant U.S. federal tax returns in a manner consistent with the treatment described in clause 3.5.1.

3.6

Each of the UK Members shall exercise its voting rights as a shareholder, and shall exercise any voting rights as a shareholder to procure (to the extent it is able) that the directors of Visa UK shall vote, against any proposal by Visa UK to recover from the UK Members (or any of them) in respect of:

3.6.1	any UK Covered Losses; or

3.6.2

any Covered Losses arising from Domestic Covered Claims other than UK Domestic Covered Claims, to the extent that such Covered Losses arise as a result of the activities of such UK Member (including through an Affiliate) in the United Kingdom, provided that this Clause 3.6 shall cease to have any effect if Visa UK becomes an Affiliate of Visa Inc.

4	Limitations on liability

4.1

The maximum aggregate liability of each UK Member under clause 3.1 shall not exceed such UK Member’s Indemnity Cap and, in respect of any particular claim, the maximum liability of each UK Member under clause 3.1 shall not exceed its Indemnity Proportion of such claim.

4.2

The UK Members shall not be liable under clause 3.1 in respect of any claim if and to the extent that an amount in respect of the UK Covered Losses for which such claim is made has actually been recovered by the Visa Group Member(s) under a policy of insurance, net of any related increase in insurance premiums, costs incurred in obtaining such recovery under such insurance policies and any other applicable fees, costs, expenses or taxes, in each case which are paid, incurred or suffered by the relevant Visa Group Member(s) in connection with such recovery.

4.3	The Purchaser may not, for itself or on behalf of any other Visa Group Member (and Visa Inc. shall not and shall procure that no other Visa Group Member shall):

4.3.1	recover under this Deed against the same UK Member more than once in respect of the same UK Covered Loss suffered; or

4.3.2

recover against any UK Member (whether under this Deed or otherwise) in respect of the same UK Covered Loss suffered to the extent that such UK Covered Loss has already been compensated for pursuant to UK&I Conversion Rate Reductions in accordance with the terms of the UK&I Preferred Stock; or

4.3.3

recover against any UK Member (whether under this Deed or otherwise) in respect of the same UK Covered Loss suffered to the extent that such UK Member has already compensated for such UK Covered Loss pursuant to this Deed, provided that the foregoing provisions shall not preclude the Purchaser from recovering against a UK Member in respect of any UK Covered Loss suffered in connection with the same Covered Claim pursuant to successive or separate awards of damages, costs or expenses, including interim and final awards and/or separate costs orders in the same Covered Claim.

4.4	The UK Members shall not be liable to pay any amount in discharge of any claim under clause 3.1, and the Purchaser shall not be entitled to give notice pursuant to clause 6.2 demanding any payment under clause 3.1, unless and until the relevant Covered Loss in respect of which the claim is made has been allocated as a UK Covered Loss in accordance with clause 13.3 and/or clause 21.2 (as applicable) of the LM Deed.

4.5

The UK Members shall not be liable to pay any amount in discharge of a claim under clause 3.1 unless the Purchaser has given a Claim Notice in respect of that claim to the UK Members’ Representative, pursuant to clause 6.2, on or prior to the earlier of:

4.5.1	the date falling six months from, but excluding, the applicable UK Covered Loss Allocation Date; and

4.5.2

the date falling 30 Business Days after, but excluding, the date on which the Class A Common Equivalent Number has been reduced to zero pursuant to one or more conversion adjustments under Section 8 (Conversion) of the UK&I Certificate of Designations, except in respect of a potential claim under clause 3.1 (a “Potential Claim”) of which the Purchaser has given written notice (which notice shall include the information required to be specified in a Claim Notice, to the extent available to the Purchaser at the relevant time) to the UK Members’ Representative before such date. However, no UK Member shall have any liability under this Deed in respect of a Potential Claim unless the Purchaser has made a claim under clause 3.1 (by giving a Claim Notice under clause 6.2) in respect of such Potential Claim within six months of the applicable UK Covered Loss Allocation Date.

4.6	For the purposes of this clause 4, references to a UK Member are to that UK Member and each of its Affiliates.

5	Litigation management

5.1	UK Domestic Covered Claims shall be conducted, as between VI and the VE Member Representative, in accordance with the LM Deed.

5.2

Any failure by Visa Inc. to comply with its obligations under the LM Deed shall not relieve the UK Members of their obligations under this Deed, nor impair in any way the Purchaser’s or Visa Inc.’s rights under this Deed.

5.3	Any payment made by any UK Member under clause 3.1 of this Deed shall be without prejudice to its rights under the LM Deed.

6	Claim process

6.1	Any claim under clause 3.1 will be made against all UK Members simultaneously in respect of each UK Member’s Indemnity Proportion of such claim.

6.2

The Purchaser shall give written notice of any claim under clause 3.1 to the UK Members’ Representative within six months of the relevant UK Covered Loss Allocation Date. Any such notice given under this clause 6.2 (a “Claim Notice”) shall specify in detail, to the extent such information is available to the Purchaser at the relevant time: (i) the legal and factual basis of the claim; (ii) the total amount of the UK Covered Losses which are the subject of such claim and how this amount was calculated (including a breakdown of the components of such total amount); and (iii) the amount of each UK Member’s Indemnity Proportion of such UK Covered Losses.

7	Payments

7.1

Each UK Member shall pay to the Purchaser an amount equal to its Indemnity Proportion of the total UK Covered Losses which are the subject of a claim under clause 3.1 and specified in a Claim Notice given in accordance with clause 6.2 within 30 Business Days of receipt by the UK Members’ Representative of the Claim Notice.

7.2

All sums payable by a UK Member pursuant to this Deed shall be paid free and clear of all deductions or withholdings whatsoever, save only as required by law. If any deductions or withholdings are required by law to be made from any of the sums payable by a UK Member under this Deed (other than interest under clause 7.5), that UK Member shall be obliged to pay to the Purchaser such sum as will, after the deduction or withholding has been made, leave the Purchaser with the same amount as it would have been entitled to receive in the absence of any such requirement to make a deduction or withholding.

7.3

If a UK Member pays an additional sum under clause 7.2 and the payee (or any Affiliate of the payee) subsequently obtains a refund of tax or credit against tax by reason of the UK Member making the deduction or withholding which gave rise to that additional sum, then the payee shall reimburse that UK Member as soon as reasonably practicable with an amount such as the payee shall determine to be such proportion of the said refund or credit as shall in the payee’s sole discretion leave the payee (or the relevant Affiliate of the payee, as applicable) after such reimbursement in no better or worse position than it would have been in had no deduction or withholding been required.

7.4

If the Purchaser incurs a liability to tax which results from, or is calculated by reference to, a payment from a UK Member under this Deed (other than interest under clause 7.5) or would incur such a liability but for the availability of a relief (other than a relief arising in direct consequence of the matter giving rise to the payment to the Purchaser), the amount payable shall be increased by such amount as will ensure that, after taking into account such liability (and any additional liability to tax arising from any additional payment pursuant to this clause 7.4), the Purchaser is left with a net sum equal to the sum it would have received had no such liability arisen.

7.5

If a UK Member fails to pay any amount payable by it under this Deed in full on or prior to the due date pursuant to clause 7.1, interest shall accrue on the aggregate amount of such unpaid sum from the due date up to the date of actual payment (both before and after judgment, arbitral decision or settlement) at a rate of 3 per cent per annum above the base rate of the Bank of England from time to time. Such interest shall be calculated on the basis of the actual number of days elapsed and a 360 day year.

7.6

Without prejudice to clause 4.3, the Purchaser agrees that a payment made in full in accordance with this Deed by a UK Member to the Purchaser of an amount equal to its Indemnity Proportion of the total UK Covered Losses which are the subject of a claim under clause 3.1 and specified in a Claim Notice (as such amounts may be adjusted pursuant to clauses 7.2 to 7.4 (inclusive)) will fully discharge that UK Member’s obligation to make payment to the Purchaser or any other Visa Group Member in respect of the UK Covered Losses the subject of the Claim Notice (and Visa Inc. and the Purchaser shall procure that no other Visa Group Member shall make a claim for such payment).

7.7

Without prejudice to clause 4.3, in return for payment made in full in accordance with this Deed by a UK Member to the Purchaser of an amount equal to its Indemnity Proportion of the total UK Covered Losses which are the subject of a claim under clause 3.1 and specified in a Claim Notice (as such amounts may be adjusted pursuant to clauses 7.2 to 7.4 (inclusive)), Visa Inc. and the Purchaser shall give, and shall procure that any relevant Visa Group Member shall give the UK Member a full and final waiver and release (which shall be in the form set out in schedule 2) in respect of the UK Covered Losses that are the subject of the Claim Notice.

8	Confidentiality

8.1

The terms of this Deed, and the substance of negotiations in connection to it are confidential to the Parties and to their advisers, who shall not disclose them to, or otherwise communicate them to, any third party without the written consent of the other Parties.

8.2

The Parties shall treat as confidential and shall not disclose or use any information relating to a Covered Claim or the existence of a potential Covered Claim that is (i) received or obtained as a result of entering into this Deed, (ii) provided to that Party pursuant to the LM Deed (without prejudice to the obligations of any Person pursuant to the LM Deed), or (iii) provided to that Party pursuant to any other provision of this Deed.

8.3	Clauses 8.1 and 8.2 shall not prohibit the disclosure of any information if and to the extent:

8.3.1

the disclosure or use of that information is required (or the disclosing party, in its reasonable opinion, acting in good faith, determines that the disclosure or use of that information is required) by any applicable laws, rules or regulations or any Governmental Authority;

8.3.2

the disclosure is required by compulsion of law or regulation, pursuant to an order of a court of competent jurisdiction, or pursuant to any proper order or demand made by any competent authority or body where the relevant Party is under a legal or regulatory obligation to make such a disclosure;

8.3.3

the disclosure is made to the relevant Party’s professional advisers (whether in the ordinary course of business or in connection with the Transaction) who are themselves bound by professional duties of confidentiality owed to the disclosing Party or its Affiliate;

8.3.4

that it is reasonably required to enable a Party to carry out its responsibilities, or for a Party (or its Affiliate) to enforce its rights, under this Deed, where the disclosure is made to any of the relevant Party’s directors, employees or Affiliates who are made aware of and comply with all the Party’s obligations of confidentiality under this clause 8 as if they were a Party; or

8.3.5	the information is or becomes publicly available (other than as a result of a breach of this Deed or the LM Deed),

provided that, prior to disclosure or use of any information pursuant to clauses 8.3.1 and/or 8.3.2, the disclosing Party concerned shall, where not prohibited by law, consult with the other Parties and use reasonable endeavours to assist the other Parties in seeking to preserve the confidentiality of such information consistent with applicable laws and regulations.

9	Notices

9.1	Any notice or other communication given in connection with this Deed shall be in writing and may only be given by:

9.1.1	leaving it by hand at; or

9.1.2	sending by courier using an internationally recognised courier service provider to,

the address and marked for the attention of the relevant Party set out below (or such other address as may be notified in accordance with clause 9.4):

9.1.3	prior to Closing, in the case of the UK Members, to:

9.1.3.1	the addresses set out opposite the name of each UK Member in schedule 1;

with a copy (which shall not constitute notice) to:

9.1.3.2	Allen & Overy LLP, 1 Bishops Square, London E1 6AD, marked for the attention of David Broadley;

9.1.4	with effect from, and following, Closing, in the case of the UK Members, to the UK Members’ Representative at:

9.1.4.1	if the UK Members’ Representative is the VE Member Representative, the address notified by Visa Europe to Visa Inc. in accordance with 1.7.1; and

9.1.4.2	if the UK Members’ Representative is not the VE Member Representative, the address notified by the VE Member Representative to Visa Inc. in accordance with clause 1.9;

in each case, with a copy (which shall not constitute notice) to:

9.1.4.3	Allen & Overy LLP, 1 Bishops Square, London E1 6AD, marked for the attention of David Broadley;

9.1.5	in the case of Visa Inc. or Visa Europe:

9.1.5.1	900 Metro Center Blvd., Foster City, California, United States of America, marked for the attention of General Counsel (such address being the service address for Visa Inc. and Visa Europe);

with a copy (which shall not constitute notice) to:

9.1.5.2	Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York 10019, marked for the attention of Steven A. Rosenblum and Karessa L. Cain; and

9.1.5.3	Macfarlanes LLP, 20 Cursitor Street, London EC4A 1LT, United Kingdom, marked for the attention of Graham Gibb and Nicholas Barclay; and

9.1.6	if the Purchaser is not Visa Inc., to:

9.1.6.1	the address notified by Visa Inc. and Visa Europe to each of the UK Members in accordance with clause 1.7.3;

with a copy (which shall not constitute notice) to:

9.1.6.2	each of the addresses stated in clauses 9.1.5.2 and 9.1.5.3.

9.2	Any notice or other communication given in accordance with clause 9.1 shall be deemed to have been received if:

9.2.1	left by hand, at the time of leaving it; and

9.2.2	sent by courier, on the second Business Day after deposit with the internationally recognised courier service provider,

provided that if deemed receipt occurs before 9.00 a.m. on a Business Day the notice shall be deemed to have been received at 9.00 a.m. on that day, and if deemed receipt occurs after 5.00 p.m. on a Business Day, or on a day which is not a Business Day, the notice shall be deemed to have been received at 9.00 a.m. on the next Business Day.

9.3	Any notice or other communication given in connection with this Deed shall not be validly given if sent by email.

9.4

A Party may change its address details for the purposes of this Deed by giving notice to the other Parties, and such change shall take effect for the notified Parties at 9.00 a.m. UK time on the later of:

9.4.1	the date, if any, specified in the notice as the effective date for the change; or

9.4.2	the date ten Business Days after deemed receipt of the notice.

9.5	Failure to give timely notice under clause 2.2 shall not impair the right of the Purchaser to enforce its rights under clause 3.1 in respect of any UK Member.

9.6

Clause 9.5 shall not preclude a UK Member from bringing a claim for damages for failure by Visa Inc. to give timely notice under clause 2.2 if (and only to the extent that) such UK Member has been materially prejudiced by such delay, provided that any such action in damages shall not impair the right of the Purchaser to enforce its rights under clause 3.1.

10	Authority

10.1	Each Party warrants to the other Parties hereto that:

10.1.1

it has all necessary power, authority and capacity to execute and deliver this Deed and to perform its obligations hereunder, and the execution and delivery of this Deed has been duly authorised by all necessary corporate or other action on its part;

10.1.2	this Deed has been duly executed and delivered by such Party and constitutes a valid and binding obligation of such Party, enforceable against such Party in accordance with its terms;

10.1.3

such Party is not a party to, bound by or subject to any indenture, mortgage, lease, agreement, instrument, statute, regulation, order, judgment, decree or other law which would be violated, contravened or breached by, require any consent or payment under, give any third party the right to terminate or accelerate any obligation under, or under which any default would occur, as a result of the execution and delivery by such Party of this Deed or the performance by such Party of any of the terms hereof; and

10.1.4

subject to all conditions precedent in the Transaction Agreement being satisfied in accordance with their terms, no Governmental Authority authorisation and no other registration, declaration or filing by such Party is required in order for such Party: (i) to consummate the transactions contemplated by this Deed; (ii) to execute and deliver any documents and instruments to be delivered by such Party under this Deed; and (iii) to duly perform and observe the terms and provisions of this Deed.

10.2

Visa Inc. warrants to each UK Member that, except for this Deed, the LM Deed, the Transaction Agreement, the Option Amendment and each of the Membership Documents, it is not and, to the best of its actual knowledge and belief, no Visa Group Member is, a party as of the date of this Deed to any contract, arrangement or understanding with any VE Member with respect to the sharing of any UK Covered Losses.

10.3	In the event that, at any time:

10.3.1	on or after the date of this Deed, but prior to Closing, Visa Inc. or any of its Affiliates; and

10.3.2	on or after Closing, Visa Inc. or any other Visa Group Member,

enters into any contract, arrangement or understanding with any UK Member relating to such UK Member’s obligations with respect to a Covered Loss under this Deed on terms that are more favourable, in the aggregate, than the terms contained in this Deed (an “Alternative Loss Sharing Agreement”), then Visa Inc. shall disclose the existence and terms of such Alternative Loss Sharing Agreement to the UK Members’ Representative within 20 Business Days of the entering into of such Alternative Loss Sharing Agreement and Visa Inc. shall procure that the relevant Visa Group Member(s) shall offer to each other UK Member the right to substitute the terms of the Alternative Loss Sharing Agreement for the terms of this Deed, or shall offer to enter into an amendment to this Deed in order to provide each other UK Member with the benefit of any more favourable terms contained in such Alternative Loss Sharing Agreement.

11	Entire agreement and effect on other potential claims

11.1

This Deed constitutes the entire understanding and agreement between the Parties in relation to the subject matter of this Deed, to the exclusion of any terms implied by law which may be excluded by contract, and supersedes any previous written or oral agreement between the Parties in relation to the subject matter of this Deed.

11.2	For the avoidance of doubt, nothing in this Deed amends or supersedes the obligations which any of the UK Members may have under:

11.2.1	the Operating Regulations Indemnity;

11.2.2	the Membership Regulation Indemnity; or

11.2.3	any other indemnification obligations given by the UK Members (or any of them) under any of the Membership Documents,

for any claims other than Domestic Covered Claims (whether in the UK or otherwise).

11.3

Each of the UK Members hereby waives its rights (whether currently existing or arising in the future) to bring any Contribution Claim against any or all of the other UK Members or any other current, future or former shareholders of Visa Europe, or against any Visa Group Member, in respect of any UK Covered Losses in relation to which a claim is made by the Purchaser pursuant to this Deed.

11.4

Clause 11.3 shall not operate to exclude or affect any right of a UK Member who is a named defendant to a UK Domestic Covered Claim from bringing Contribution Claims against any Visa Group Member in respect of any UK Covered Losses arising or resulting from such UK Domestic Covered Claim, provided that no Visa Group Member shall be required to make any payment in respect of such Contribution Claim unless and until the Purchaser has recovered such amount in full under the terms of this Deed, and, for the avoidance of doubt, clause 11.3 shall not apply to any claim that is not a Covered Claim.

11.5

Each of the UK Members hereby irrevocably waives any defences to its obligations under this Deed on the basis of public policy, conflict of laws, illegality, sovereign immunity or any other basis that would prevent, or seek to prevent the Purchaser from enforcing its rights under this Deed.

11.6	Visa Inc. shall not, and will procure that each Visa Group Member shall not:

11.6.1

bring any Contribution Claim against any or all of the UK Members or any of their respective Affiliates in respect of any UK Covered Losses or any Covered Losses arising from Domestic Covered Claims; or

11.6.2	join a UK Member or any of their respective Affiliates as a defendant to any Domestic Covered Claim,

in respect of any activity of a UK Member or any of their respective Affiliates within the United Kingdom, provided that nothing in this clause 11.6 shall impair Visa Inc.’s (or any other Visa Group Member’s) ability to take any action (including by way of any Contribution Claim or joinder) in respect of any activity of any UK Member (through an Affiliate or otherwise) outside of the United Kingdom.

11.7

Without prejudice to the provisions of clauses 11.1 or 11.3, each UK Member acknowledges and agrees that it has no rights against, and shall not make any claim against any director, officer, employee, agent or adviser of any Visa Group Member in relation to this Deed, provided that nothing in this clause 11.7 shall operate to limit or exclude any liability for fraud or fraudulent misrepresentation committed by that person.

11.8

Without prejudice to the provisions of clause 11.1, each of Visa Inc., the Purchaser and Visa Europe acknowledges and agrees that it has no rights against, and shall not make any claim against any director, officer, employee, agent or adviser of any UK Member in relation to this Deed, provided that nothing in this clause 11.8 shall operate to limit or exclude any liability for fraud or fraudulent misrepresentation committed by that person.

11.9

Each Party acknowledges that it has not entered into this Deed in reliance wholly or partly on any representation, undertaking or warranty made by or on behalf of any other Party (whether orally or in writing) other than as expressly set out in this Deed.

11.10	Each Party irrevocably and unconditionally waives any rights it may have:

11.10.1

to sue another Party for misrepresentation in connection with this Deed, whether in equity, tort or under the Misrepresentation Act 1967, in respect of any non-fraudulent misrepresentation, whether or not contained within this Deed; or

11.10.2	to rescind this Deed for any non-fraudulent misrepresentation, whether or not contained within this Deed, or to terminate this Deed for any other reason.

11.11

Nothing in this Deed shall operate to exclude or affect any defences which are available to any of the UK Members or any of their Affiliates in respect of a claim brought by any Visa Group Member in respect of the Membership Documents (including under the Operating Regulations Indemnity, the Membership Regulations Indemnity or any other indemnification obligations, covenants to pay or other obligations to discharge or compensate for liabilities or losses, given by the UK Members (or any of them) under any of the Membership Documents) or otherwise (save for claims under this Deed), and Visa Inc. undertakes not to plead, and to procure that no Visa Group Member shall plead, that this Deed shall have such an effect.

11.12

Nothing in this Deed shall operate to exclude or affect any Contribution Claim between any or all of the UK Members or any of their Affiliates in respect of a claim brought by any Visa Group Member in respect of the Membership Documents (including any claim under the Operating Regulations Indemnity, the Membership Regulations Indemnity or any other indemnification obligations, covenants to pay or other obligations to discharge or compensate for liabilities or losses, given by the UK Members (or any of them) under any of the Membership Documents) or otherwise (save for claims under this Deed), or to determine, fix or otherwise affect the level of contributions as between any or all of the UK Members in respect of any such claims (and no UK Member shall plead that it this Deed shall have such an effect).

11.13

Visa Inc. shall not, and shall procure that each Visa Group Member shall not, seek to recover from any VE Member in the UK that is not a UK Member (or an Affiliate of a UK Member), any Covered Losses arising or resulting from UK Domestic Covered Claims in respect of which UK Members are liable to make payments to the Purchaser under clause 3.1.

12	Miscellaneous

12.1	No admission

Nothing in this Deed is intended, nor shall be deemed, to be an admission of any liability.

12.2	Assignment and sub-contracting

12.2.1	Subject to clauses 12.2.2, 12.2.3 and 12.2.4:

12.2.1.1

each UK Member agrees that it shall not, without the prior written consent of Visa Inc., for itself and on behalf of any other Visa Group Member, such consent not to be unreasonably conditioned, withheld or delayed; and

12.2.1.2	each of Visa Inc. and Visa Europe agrees that it shall not, without the prior written consent of the UK Members’ Representative, such consent not to be unreasonably conditioned, withheld or delayed, assign, transfer, charge or deal in any other manner with any of its rights or its obligations under this Deed (or purport to do any of the same) (a “Transfer”). For the purposes of this clause 12.2.1 Visa Inc. will be deemed to be acting unreasonably if it conditions, withholds or delays consent to any Transfer that: (i) is required by law or the rules, regulations, confirmations or directions of a regulatory authority to which the UK Member seeking to effect the Transfer is subject (and shall provide Visa Inc. with evidence, to Visa Inc.’s reasonable satisfaction, that such Transfer is required); and (ii) is to a person who has, to the reasonable satisfaction of Visa Inc., equivalent financial standing to the UK Member seeking to effect the Transfer and who is a Principal Member, or an Affiliate of a Principal Member.

12.2.2

Visa Inc. may assign, transfer, charge, sub-contract, or deal in any other manner with any of its rights or obligations under this Deed, or purport to do any of the same, in favour of any of its Affiliates, provided that the obligations and/or liabilities of the UK Members shall be no greater than if such assignment, transfer, charge, sub-contract or dealing by Visa Inc. had not taken place.

12.2.3

Each of the UK Members may assign, transfer, charge, sub-contract, or deal in any other manner with any of its rights (but not its obligations) under this Deed, or purport to do any of the same, in favour of any of its Affiliates, provided that the obligations and/or liabilities of Visa Inc. or Visa Europe shall be no greater than if such assignment, transfer, charge, sub-contract or dealing had not taken place.

12.2.4

Any UK Member which is permitted, in accordance with clause 12.2.1, to assign, transfer, charge or otherwise deal with its rights or obligations under this Deed, shall procure that the assignee shall enter into a deed of adherence to this Deed (which shall be in a form acceptable to Visa Inc., acting reasonably) pursuant to which the assignee shall undertake to Visa Inc. to observe, perform and be bound by all the terms contained in this Deed, and with effect from the due delivery to Visa Inc. of such deed of adherence, the assignor shall be released from its obligations under this Deed.

12.3	Severability

If any provision of this Deed (including any clause, definition, schedule or, in each case, any part thereof) is found to be void or unenforceable for any reason (including on grounds of public policy, conflict of laws, illegality, sovereign immunity or any other basis), that provision shall be deemed to be deleted from this Deed and the remaining provisions of this Deed shall continue in full force and effect and the Parties shall use their respective reasonable endeavours to procure that any such provision is replaced by a provision which is valid and enforceable, and which gives effect to the spirit and intent of this Deed.

12.4	Third parties

Save for the rights of Visa Group Members and the Affiliates of UK Members to enforce the provisions of this Deed, no person who is not a party to this Deed has any rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Deed but this does not affect any rights or remedy of a third party which exists or is available other than under the Contracts (Rights of Third Parties) Act 1999.

12.5	Further assurance

The Parties shall deliver or cause to be delivered such instruments and other documents at such times and places as are reasonably necessary or desirable, and shall take any other action reasonably requested by any other Party, for the purpose of putting this Deed into effect.

12.6	Counterparts

This Deed may be signed in any number of counterparts, each of which, when executed and delivered, shall be an original and all the counterparts together shall constitute one and the same instrument. For the purposes of execution by the Parties, signatures which are faxed, or scanned and emailed, by the Parties’ legal advisers, shall be binding. Any Party who provides a faxed or scanned and emailed, signed counterpart to the other Parties on execution agrees to provide original, signed counterparts to the other Parties promptly thereafter (provided that this clause 12.6 shall require each Party to execute no more than four original counterparts of this Deed, unless the Parties agree otherwise).

12.7	Variations

Any variation of this Deed must be in writing and signed by or on behalf of each Party. For the avoidance of doubt, neither the UK Members’ Representative nor the VE Member Representative is authorised to vary this Deed on behalf of any of the UK Members.

12.8	Successors in title

This Deed shall be binding upon and enure to the benefit of the successors in title and assigns of each Party.

12.9	Non waiver

12.9.1

Without prejudice to clause 4, the failure or delay of any Party at any time or times to require performance of any provision of this Deed shall not affect such Party’s right to enforce such a provision at a later time.

12.9.2

No waiver by any Party of any condition or of the breach of any term, covenant, indemnity, representation, warranty or undertaking contained in this Deed, whether by conduct or otherwise, in any one or more instances shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of the breach of any other term, covenant, indemnity, representation, warranty or undertaking in this Deed.

12.10	No set-off

All amounts due under this Deed shall be paid in full without any (including in respect of any claim under the LM Deed) set-off, counterclaim, deduction or withholding (other than as required by law).

12.11	Amendments to Transaction documents

Notwithstanding clause 2.1, neither Visa Inc. nor the Purchaser shall agree to:

12.11.1

prior to Closing, any amendment to the Transaction Agreement or the Option Amendment which results in any reduction of more than 10% to the UK Members’ Up-front Cash Consideration without the prior written consent of each of the UK Members (and for the avoidance of doubt, any adjustment to the UK Members’ Up-front Cash Consideration in accordance with the terms of the Transaction Agreement entered into at the date of this Deed, including any reduction for Leakage (as defined in the Transaction Agreement) shall not constitute a reduction in the Up-front Cash Consideration for the purposes of this clause 12.11.1); or

12.11.2

any amendment to the Transaction Agreement or the Option Amendment to the extent that it would materially prejudice the UK Members in a manner disproportionate to other VE Members as a whole, without the prior written consent of: (i) prior to Closing, each of the UK Members; and (ii) after Closing, the VE Member Representative.

12.12	Amendments to agreed form documents

Notwithstanding clause 2.1:

12.12.1

neither Visa Inc. nor Visa Europe shall agree any pre-Closing amendment to the agreed form of LM Deed set out in Appendix A which would materially prejudice the UK Members in a manner disproportionate to other VE Members as a whole, without the prior written consent of each of the UK Members;

12.12.2

Visa Inc. shall not agree to any pre-Closing amendment to the agreed form of UK&I Certificate of Designations set out in Appendix B which would materially prejudice the UK Members in a manner disproportionate to other VE Members as a whole, without the prior written consent of each of the UK Members;

12.12.3

Visa Inc. shall not agree to any pre-Closing amendment to the agreed form of Class A Equivalent Preferred Stock CoD set out in Appendix D which would materially prejudice the UK Members in a manner disproportionate to other VE Members as a whole, without the prior written consent of each of the UK Members; and

12.12.4

neither Visa Inc. nor Visa Europe shall agree any pre-Closing amendment to the agreed form of VE Member Representative Term Sheet which would materially prejudice the UK Members, either as a group in relation to UK Domestic Covered Claims or UK Covered Losses, or otherwise in a manner disproportionate to other VE Members as a whole, in each case without the prior written consent of each of the UK Members.

12.13	Establishment of the VE Member Representative

Notwithstanding the conditionality of other provisions of this Deed under clause 2.1:

12.13.1

VE shall procure that, prior to Closing, the VE Member Representative is established, with respect to the LMC and the UK&I DCC, in all material respects in accordance with the VE Member Representative Term Sheet;

12.13.2

each of the UK Members shall, no later than five Business Days prior to Closing (unless Visa Inc., in its discretion, agrees to a later date), execute the LM Deed upon the request of Visa Inc., and shall deliver two duly executed original copies of the same to Macfarlanes LLP (at the address set out in clause 9.1.5.3) as soon as reasonably practicable thereafter, to be held to the UK Members’ order for release at Closing; and

12.13.3

failure by a UK Member to execute the LM Deed pursuant to clause 12.13.2 shall mean that such UK Member will not, on Closing, be an LMC Appointing Member nor a UK&I DCC Appointing Member, and the numbers of Appointing Members in the LM Deed shall be adjusted accordingly.

13	Governing law and jurisdiction

13.1	Governing law

This Deed is governed by and shall be construed in accordance with English law. Non-contractual obligations (if any) arising out of or in connection with this Deed (including its formation) shall also be governed by English law.

13.2	Reference to arbitration

Any dispute or difference arising out of or in connection with this Deed (including any question regarding its existence, validity, interpretation, performance or termination) shall be referred to and finally resolved by arbitration under the rules of the LCIA (the “Rules”), which Rules are deemed to be incorporated by reference into this clause.

13.2.1	The number of arbitrators shall be three and the appointing authority for the purposes of the Rules shall be the LCIA.

13.2.2	The seat (or legal place) of the arbitration shall be London and the law and language of the arbitration shall be English.

13.2.3	The award(s) of the tribunal shall be final and binding.

13.3

Each of the UK Members, with effect from the Closing, hereby appoints the UK Members’ Representative as its service agent to receive service of process in connection with this Deed on its behalf in accordance with the provisions of clause 9 (Notices).

13.4

Each Party irrevocably consents to any process in any legal action or proceedings arising out of or in connection with this Deed (including its formation) being served on it in accordance with the provisions of this Deed relating to service of notices (including the service address given in respect of that Party under clause 9). Nothing contained in this Deed shall affect the right to serve process in any other manner permitted by law.

EXECUTED AS A DEED by the Parties or their duly authorised representatives and delivered on the date set out at its head.

EXECUTED as a DEED by	)
VISA INC., a company	)
incorporated under the laws	)
of the State of Delaware, by	)
)
Charles W. Scharf	)
	)	/s/ Charles W. Scharf
being a person (or persons))
who, in accordance with the	)
laws of that territory, is (or	)
are) acting under the	)
authority of that company	)

EXECUTED as a DEED by	)
VISA EUROPE LIMITED	)
acting by	)
)
)
)
(Director) and	)	/s/ Gary Hoffman
	)	Gary Hoffman, Chairman
)
)
(Director))		/s/ Nicolas Huss
Nicolas Huss, CEO

EXECUTED as a DEED by	)
BARCLAYS BANK PLC	)
) /s/ Warwick Ball
acting by its attorney	)
)

Warwick Ball

in the presence of:

Witness: Signature:	/s/ Sheryl Jermyn

Name:	Sheryl Jermyn

Address:	Flat 4, 161 Bethnal Green Road
London, E2 7DG

Occupation:	Solicitor

EXECUTED as a DEED by	)
CITIBANK INTERNATIONAL	)
LIMITED	) /s/ Salman Haider
)
acting by Salman Haider (as	)
its attorney) in the presence
of:

Witness: Signature:	/s/ Alexander Virin

Name:	Alexander Virin

Address:	25 Canada Square, Canary Wharf London

Occupation:	Legal Counsel

The common seal of	)
THE CO-OPERATIVE BANK	)
P.L.C.	)
)
was hereunto affixed to this	)
DEED by Order of the Board	)
of Directors in the presence	)
of
/s/ Lisa Hartshorn
Lisa Hartshorn
(Authorised sealing officer)

EXECUTED as a DEED by	)
GPUK LLP	)
)
acting by David Green duly	)
authorised by Global	) /s/ David Green
Payments UK Ltd to sign on	)
its behalf as member of	)
GPUK LLP	)

in the presence of:

Witness: Signature:	/s/ Spencer C Robinson

Name:	Spencer C Robinson

Address:	10 Glenlake Parkway NE North Tower
Atlanta, Georgia 30328, USA

Occupation:	Senior Corporate Counsel

EXECUTED as a DEED by	)
HSBC BANK PLC under	)
Common Seal	)
)
The Common Seal of HSBC	)
Bank plc was hereunto	)
affixed to this DEED in the	)	/s/ Antonio Simoes
presence of:	)

Antonio Simoes
(Authorised Signatory)

Nicola Black		/s/ Nicola Black

(Authorised Countersignatory)

EXECUTED as a DEED by	)
LLOYDS BANK PLC	)
) /s/ Andrew Mawer
acting by its attorney Andrew	)
Mawer in the presence of:	)

Witness: Signature:	/s/ Claire Wells

Name:	Claire Wells

Address:	Lloyds Banking Group Plc, 25 Gresham Street, London, EC2V 7HN

Occupation:	Solicitor

EXECUTED as a DEED by	)
MBNA LIMITED	) /s/ Elyn Jane Corfield
)
acting by Elyn Jane Corfield	)
)
in the presence of:

Witness: Signature:	/s/ Jacqueline Barodekar

Name:	Jacqueline Barodekar

Address:	36 Stamford Road, Bowdon Altrincham, WA14 2JX

Occupation:	Solicitor

The common seal of	)
NATIONWIDE BUILDING	)
SOCIETY	)
)
was hereunto affixed to this	)
DEED by Order of the Board
of Directors in the presence
of Jason Lindsey

(Authorised sealing officer)	/s/ Jason Lindsey

Witness: Signature:	/s/ Lorraine Cinquegrani

Name:	Lorraine Cinquegrani

Address:	Secretariat, NBS, Swindon

Occupation:	Secretariat

EXECUTED as a DEED by	) /s/ Donald R Macdonald
THE ROYAL BANK OF	)
SCOTLAND PLC	)
)
acting by Donald R	)
Macdonald (Authorised
signatory) in the presence of:

Witness: Signature:	/s/ Nicola Knops

Name:	Nicola Knops

Address:	RBS Gorgarburn, PO Box 1000 Edinburgh, EH1Z1HQ

Occupation:	PA

The common seal of	)
SANTANDER UK PLC	)
)
was hereunto affixed to this	)
DEED by Order of the Board	)
of Directors in the presence
of Fahrin Ribeiro

/s/ Fahrin Ribeiro
(Authorised sealing officer)

EXECUTED as a DEED by	) /s/ Philip Jansen
WORLDPAY (UK) LIMITED	)
acting by Philip Jansen	)
)
)

(Director) in the presence of:

Witness: Signature:	/s/ Kristy Whitehead

Name:	Kristy Whitehead

Address:	The Walbrook Building, 25 Walbrook, London EC4N 8AF

Occupation:	Solicitor